Exhibit 10.1

ALLIANCE DATA SYSTEMS

CORPORATION

EXECUTIVE DEFERRED

COMPENSATION PLAN

Amended and restated effective January 1, 2008

ALLIANCE DATA SYSTEMS CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

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ARTICLE I — PREAMBLE

The Alliance Data Systems Corporation Supplemental Executive Retirement Plan (the “SERP”) was established, effective May 1, 1999, to provide an opportunity for a select group of management and highly compensated employees to defer a portion of their regular compensation and bonuses payable for services rendered to Alliance Data Systems Corporation (“ADSC”) and its participating affiliates and to receive certain employer contributions. On December 8, 2004, due to changes in the law, the Compensation Committee of the Board of Directors of ADSC took action to freeze the SERP, effective December 31, 2004. Effective January 1, 2005, contributions shall be made to the Alliance Data Systems Corporation Executive Deferred Compensation Plan (the “Plan”), which is simply the SERP amended, restated, and renamed. The provisions of the SERP, as in effect on December 31, 2004, shall govern any compensation or employer contribution that is “deferred,” within the meaning of Code Section 409A, prior to January 1, 2005. Compensation and employer contributions deferred on or after such date shall be governed by the provisions of the Plan. The plan is hereby amended and restated on December 7, 2007 and effective January 1, 2008 to accommodate additional changes in applicable laws and regulations. The purpose of the Plan continues to be to assist in attracting and retaining qualified individuals to serve as officers and key managers. The Plan is unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE II — DEFINITIONS

2.1 Account means the account maintained on the books of an Employer for the purpose of accounting for Associate Contributions and Company Contributions, if any, allocated to a Participant. Each Account shall be a bookkeeping entry only and shall be used solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated beneficiary, pursuant to the Plan.

2.2 ADSC means Alliance Data Systems Corporation.

2.3 Alliance or ADSI means ADS Alliance Data Systems, Inc.

2.4 Associate means any person receiving compensation for personal services rendered in the employment of an Employer.

2.5 Associate Contributions means both Elective Contributions and Section 415 Contributions.

2.6 Change in Control means one of the following events: (i) the merger, consolidation or other reorganization of ADSC in which its outstanding common stock, $0.01 par value, is converted into or exchanged for a different class of securities of ADSC, a class of securities of any other issuer (except a direct or indirect wholly owned subsidiary of ADSC), cash, or other property, (ii) the sale, lease or exchange of all or substantially all of the assets of ADSC to any other corporation or entity (except a direct or indirect wholly owned subsidiary of ADSC), (iii) the adoption by the stockholders of ADSC of a plan of liquidation and dissolution, (iv) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any person or entity other than (x) Welsh Carson Anderson & Stowe partnerships and partners or (y) Limited Brands, Inc. and its affiliates, including without limitation a

“group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (whether or not such Act is then applicable to ADSC), of beneficial ownership, as contemplated by such section, of more than twenty percent (20%) (based on voting power) of ADSC’s outstanding capital stock and such person, entity or group either has, or either publicly or by written notice to ADSC states an intention to seek, a representative member on the Board, (v) the acquisition (other than any acquisition pursuant to any other clause of this definition) by any person, entity or group other than (x) Welsh Carson Anderson & Stowe partnerships and partners or (y) Limited Brands, Inc. and its affiliates, of beneficial ownership of more than thirty percent (30%) (based on voting power) of ADSC’s outstanding capital stock, or (vi) as a result of or in connection with a contested election of directors, the persons who were the directors of ADSC before such election shall cease to constitute a majority of the Board.

2.7 Code means the Internal Revenue Code of 1986, as amended.

2.8 Code Section 401(a)(4) Limit means the limit on the amount of the Retirement Contribution or the Discretionary Profit Sharing Contribution a Participant may receive under the Qualified Plan on account of the nondiscrimination requirements imposed under Code Section 401(a)(4), as determined by the Benefits Administration Committee of the Qualified Plan in its discretion.

2.9 Code Section 401(a)(17) Limit means the limit imposed under Code section 401(a)(17) on the amount of a Participant’s compensation that may be taken into account under the Qualified Plan. This limit is subject to adjustment each year.

2.10 Code Section 415 Limit means the limit imposed under Code section 415 on the amount that may be contributed with respect to a Participant under the Qualified Plan. This limit is subject to adjustment each year.

2.11 Committee means the committee appointed pursuant to Section 10.1 to administer the Plan.

2.12 Company Contribution means a contribution made by an Employer to the Plan pursuant to Section 4.3 or Section 4.4.

2.13 Discretionary Profit Sharing Contribution means the non-matching contribution made by an Employer to the Qualified Plan pursuant to its section 4.8 in effect as of January 1, 2004.

2.14 Eligible Compensation means base salary or wages, performance based cash incentives, and commissions paid annually to an Associate, increased by the amount of any pre-tax contributions to the Qualified Plan or other benefit plans under section 125 of the Code and by the amount of any Elective Contributions. Excluded from Eligible Compensation are Company Contributions, Section 415 Contributions, severance payments, disability payments, workers compensation payments, stock option earnings, restricted stock or other equity-based compensation, referral or sign-on bonuses, service-related cash awards, and gross-up of wages for contest or other earnings. Eligible Compensation in excess of $1 million annually shall not be taken into account under the Plan.

2.15 Elective Contributions means contributions directed by a Participant to the Plan pursuant to Section 4.1.

2.16 Employer means Alliance and any other entity affiliated with ADSC that has adopted the Plan with the approval of the Committee.

2.17 ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.18 Incentive Compensation means that portion of a Participant’s Eligible Compensation that is paid as an incentive bonus based on performance, including, but not limited to commissions, spot bonuses, and annual incentive compensation payments.

2.19 Participant means an Associate who is eligible to participate in the Plan.

2.20 Plan means this Alliance Data Systems Corporation Executive Deferred Compensation Plan.

2.21 Qualified Plan means the Alliance Data Systems 401(k) and Retirement Savings Plan.

2.22 Regular Compensation means a Participant’s base salary or wages.

2.23 Retirement Contribution means the non-matching contribution made to the Qualified Plan pursuant to its Section 4.5 in effect as of January 1, 2004.

2.24 Section 415 Contributions means contributions made pursuant to Section 4.2.

2.25 Specified Participant means a Participant who as of the date of the Participant’s separation from service, is a key employee (within the meaning of Code Section 416(i) without regard to paragraph (5) thereof) of an Employer at any time during the year ending on the December 31st (the “Specified Participant Identification Date”) immediately preceding the 12-month period beginning on April 1st (the “Specified Participant Effective Date”) that includes the date of the Participant’s separation from service. Notwithstanding the foregoing, the Employer may, in accordance with the requirements of Treasury Regulation Section 1.409A-1(i)(3) and (i)(8), designate a date other than December 31st to be the Specified Participant Identification Date, and may, in accordance with the requirements of Treasury Regulation Section 1.409A-1(i)(4) and (i)(8), designate a date other than April 1st to be the Specified Participant Effective Date.

ARTICLE III — ELIGIBILITY

3.1 Eligibility. All full time Associates who are on the United States payroll of an Employer are eligible to participate in the Plan provided (i) the Associate’s Regular Compensation is at least $150,000 on an annual basis, or the Associate’s Eligible Compensation was at least $170,000 as of December 31st, 2003, and has not fallen below that amount in any subsequent year, and (ii) the Associate is a participant in the Qualified Plan.

3.2 Enrollment Procedure. Each Participant shall be eligible for a Company Contribution and a Section 415 Contribution without application. To be eligible to make Elective Contributions, a Participant must complete and file the Enrollment Form approved by the

Committee prior to the beginning of the calendar year in which the Participant performs the services for which the election is to be effective or, in the first calendar year in which an Associate becomes eligible to participate in the Plan, no later than thirty (30) days after the first day of such eligibility and effective for services to be performed subsequent to the election. For this purpose, the first day of eligibility shall be the earlier of (i) the first day of the month that next follows the date that an Associate first satisfies the criteria of Section 3.1; or (ii) the date on which the Associate is first eligible to participate in any agreement, method, program or other arrangement with respect to which deferrals of compensation are treated, together with deferrals of compensation under the Plan, as having been deferred under a single nonqualified deferred compensation plan under Section 1.409A-1(c)(2) of the Treasury Regulations. A Participant’s election to make Elective Contributions for a calendar year shall become irrevocable on the last day for filing the Enrollment Form as set forth in this Section 3.2. If a Participant does not elect to make Elective Contributions before the last day for filing the Enrollment Form for any calendar year, he or she may not make Elective Contributions until the following calendar year.

3.3 Modification. A Participant may change or revoke an election to make Elective Contributions at any time on or before the last day for filing the Enrollment Form as set forth in Section 3.2. A Participant may not revoke, change or terminate an Elective Contributions election for the calendar year at any time thereafter.

3.4 Ineligible Participant. Notwithstanding any other provisions of this Plan, if the Committee believes that any Participant may not qualify as a member of a group of “management or highly compensated employees,” as determined in accordance with sections 201(2), 301(a)(3), and 401(a)(l) of ERISA, the Committee in its sole discretion may direct that such Participant shall cease to be eligible to participate in this Plan as of the next following calendar year. Notwithstanding the foregoing, such Participant’s Elective Contributions, if any, then in effect for the calendar year in which such determination has been made shall continue until the earlier of (i) the end of such calendar year, or (ii) the date that Elective Contributions would otherwise cease pursuant to Section 8.1 or 8.2.

ARTICLE IV — CONTRIBUTIONS

4.1 Elective Contributions. At the time of enrollment, a Participant may direct an Employer to withhold a percentage of the Regular Compensation and also, provided the enrollment is effective no later than April 1st of the applicable year, the Incentive Compensation earned for services performed in the year for which the enrollment is effective and allocate it to his or her Account. The percentage selected for each type of Compensation may be any whole number percentage up to fifty (50).

4.2 Section 415 Contributions. Whether or not a Participant elects to make Elective Contributions, the Employer shall allocate to each Participant any contributions to the Qualified Plan that would otherwise have been returned to the Participant on account of the Code Section 415 Limit, except that any such amount shall be returned to the Participant in cash if it (i) is attributable to after-tax contributions, or (ii) does not exceed $200.00 and the Participant does not have an Account.

4.3 Make-Up Retirement Contributions. Whether or not a Participant elects to make Elective Contributions, the Employer shall allocate to each Participant an amount equal to the amount of the Retirement Contribution, if any, that the Employer could not make to such Participant under the Qualified Plan because of either (i) the Code Section 401(a)(4) Limit, or (ii) the Code Section 401(a)(17) Limit, reduced, if necessary, to take into account the $1 million limit on Eligible Compensation, provided, however, that if the Participant does not already have an Account, such allocation shall be made only if the amount to be so allocated exceeds $200.00. If the amount to be allocated does not exceed $200.00, it will be paid in cash.

4.4 Make-Up Discretionary Profit Sharing Contributions. Whether or not a Participant elects to make Elective Contributions, the Employer shall allocate to each Participant an amount equal to the amount of the Discretionary Profit Sharing Contribution, if any, that the Employer could not make to such Participant under the Qualified Plan because of either (i) the Code Section 401(a)(4) Limit, or (ii) the Code Section 401(a)(17) Limit, reduced, if necessary, to take into account the $1 million limit on Eligible Compensation, provided, however, if the Participant does not already have an Account, such allocation shall be made only if the amount to be so allocated exceeds $200.00. If the amount to be allocated does not exceed $200.00, it will be paid in cash.

4.5 Crediting Contributions. The amount of Eligible Compensation that a Participant elects to defer pursuant to Section 4.1 shall be credited to the Participant’s Account as of the date such Compensation would otherwise become payable to the Participant. Section 415 Contributions shall be credited as of the date distributed from the Qualified Plan. Company Contributions shall be credited as of the date such contributions would otherwise have been made under the Qualified Plan.

ARTICLE V — LEAVE OF ABSENCE

5.1 Paid Leave of Absence. If a Participant is authorized by an Employer for any reason to take a paid bona fide leave of absence, the Participant shall continue to be considered employed by the Employer for up to six months of such leave, or if longer, for so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract (the “Maximum Leave Period”). Associate Contributions shall continue during such paid leave of absence up to the Maximum Leave Period, and the Participant shall remain eligible for Company Contributions.

5.2 Unpaid Leave of Absence. If a Participant is authorized by the Employer for any reason to take an unpaid bona fide leave of absence, the Participant shall continue to be considered employed by the Employer during such leave up to the Maximum Leave Period, but Elective Contributions shall cease until the Participant returns to a paid employment status. Upon such return, Elective Contributions shall resume. Notwithstanding the foregoing, Elective Contributions with respect to any Regular Compensation or Incentive Compensation that would otherwise be payable to the Participant during a period of leave, up to the Maximum Leave Period, shall be made pursuant to the Participant’s election then in effect for such compensation. The Participant shall remain eligible for Company Contributions and Section 415 Contributions.

ARTICLE VI — VESTING

6.1 Vesting. Participants are always 100% vested in their Associate Contributions and the earnings on these contributions. Participants shall be 100% vested in their Company Contributions and the earnings thereon, after being credited with three (3) Years of Vesting Service under the Qualified Plan, and until then shall be totally unvested. If a Participant separates from service and receives a payout of his vested Account at a time when the Account is not fully vested, the Participant will forfeit the nonvested portion of the Account; and the forfeiture shall not be restored for any reason, including a subsequent reemployment. Forfeitures shall be used to offset future Company Contributions. Upon termination of the Plan, unallocated forfeitures shall be returned to the Employer.

6.2 Change of Control. In the event of a Change of Control, all Participants shall be 100% vested in their Company Contributions, notwithstanding Section 6.1.

ARTICLE VII — FUNDING AND INVESTMENT

7.1 Unfunded Plan. Neither Associate Contributions nor Company Contributions shall be set aside in a trust or otherwise funded. Any assets of an Employer available to pay Plan benefits shall be subject to the claims of the Employer’s general unsecured creditors and may be used by the Employer in its sole discretion for any purpose. Any payments made to Participants under the Plan will be made from the general assets of the Employer.

7.2 Change of Control. In the event of a Change of Control, ADSC will establish the type of trust known as a “rabbi trust,” to which will be contributed sufficient assets to fully fund all Accounts. All assets in the rabbi trust will remain subject to the claims of the Employer’s creditors, and a Participant will continue to have the status of an unsecured creditor with respect to the Employer’s obligation to make benefit payments.

7.3 Investment of Accounts. Associate and Company Contributions shall be credited with interest at a rate established by, and adjusted periodically at the sole discretion of, the Committee. The Committee may, in its sole discretion, direct that the Employer invest the amount credited to an Account, in whole or in part, in such property (real, personal, tangible or intangible), as the Committee may select (collectively the “Investments”), or may direct that the Employer retain the amount credited as cash to be added to its general assets. The Employer shall be the sole owner and beneficiary of all Investments, and all contracts and other evidences of the Investments shall be registered in the name of the Employer.

ARTICLE VIII — DISTRIBUTION OF BENEFITS

8.1 In-Service Distributions. A Participant who is actively employed by an Employer generally may not withdraw or otherwise access any amounts credited to an Account. However, at the time a Participant elects to make Elective Contributions, a Participant may elect to have all contributions made pursuant to that election for that year distributed in any subsequent calendar year, subject to any restriction imposed under Code Section 409A. The distribution shall be made within sixty (60) days of January 1st of the specified year or, if earlier, the date required under Section 8.2. Furthermore, amounts may be withdrawn in the event of an “unforeseeable emergency” as defined in Treasury Regulation Section 1.409A-3(i)(3)(i). Any such early withdrawal must be approved by the Committee and may not exceed the amount reasonably necessary to satisfy the emergency need, taking into account the availability of reimbursement or compensation from insurance or otherwise and the assets of the Participant (to the extent liquidation of such assets would not cause severe financial hardship), as well as any taxes incurred as a result of the distribution. If the Committee or its delegate approves a distribution on this basis, the distribution shall be made as soon as practicable thereafter and the Participant’s election to make Elective Contributions shall be cancelled immediately. The Participant shall not be eligible to make subsequent Elective Contributions until the first day of the following calendar year, pursuant to the enrollment procedure set forth in Section 3.2.

8.2 Other Distributions. If a Participant has a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h)(1) or becomes “disabled” within the meaning of Code Section 409A(a)(2)(C), the value of the Participant’s Associate Contributions, the vested portion of the Company Contributions, and any accrued interest thereon will be distributed. For this purpose an individual who is receiving severance payments from an Employer as part of a separation agreement shall be considered to have separated from the service of the Employer; provided that such individual does not otherwise provide bona services to the Employer, whether as an employee or as an independent contractor, at a level greater than twenty percent (20%) of the average level of services performed by the individual over the immediately preceding thirty-six (36)-month period (or the full period of services if such individual was employed for less than thirty-six (36) months). Payments will be made within ninety (90) days after the Participant becomes eligible for the distribution; provided, however, that in the case of a Specified Participant, such distribution shall be paid on the date that is six (6) months and one (1) day after the date of the separation, unless the Specified Participant dies before then, in which case such distribution shall be paid pursuant to Section 8.3. All benefits will be paid in one (1) lump-sum payment, subject to applicable withholding.

8.3 Death Benefits. Any vested, undistributed amount credited to a Participant’s Account on the date he or she dies shall be distributed in one lump sum to the Participant’s designated beneficiary. If the Committee determines there is no valid beneficiary designation on file, or cannot locate the designated beneficiary, benefits will be paid to the Participant’s estate. Payments will be made within ninety (90) days after the date of the Participant’s death.

8.4 Withholding. If the Employer believes it is required to withhold and pay over any taxes or other amounts from a Participant’s Eligible Compensation pursuant to any state, federal, or local law, such amounts shall, to the extent possible, be withheld from the Participant’s Eligible Compensation before such amounts are credited under the Plan. Any additional withholding amount required shall be paid by the Participant to the Employer as a condition to the crediting of any contributions to the Participant’s Account. The Employer shall withhold any required state, federal, or local taxes or other amounts from any benefits payable to a Participant or beneficiary.

ARTICLE IX — AMENDMENT AND TERMINATION

9.1 Amendment. ADSC may at any time amend, suspend, or reinstate any or all of the provisions of the Plan, except that no such amendment, suspension, or reinstatement may adversely affect the vested portion of any Participant’s Account as it existed as of the effective date of such amendment, suspension, or reinstatement, without such Participant’s prior written consent, unless the Committee determines, in its sole discretion, that the amendment is needed to preserve favorable tax treatment. Written notice of any amendment or other action with respect to the Plan shall be given to each Participant.

9.2 Termination. ADSC, in its sole discretion, may terminate this Plan at any time and for any reason whatsoever. Upon termination of the Plan, the Committee shall cause to be distributed to each Participant the entire value of the vested portion of his or her Account as soon as the distribution may be made without adverse tax consequences. To the extent applicable, such distribution may be made pursuant to a termination and liquidation of the Plan in accordance with the appropriate provisions of Treasury Regulation Section 1.409A-3(j)(4)(ix). The Committee shall take such actions as it deems appropriate, in its sole discretion, to administer any Accounts existing prior to such termination distributions.

ARTICLE X — ADMINISTRATION

10.1 Committee. The Committee shall administer the Plan. The members of the Committee shall be Associates who are appointed by, and serve at the pleasure of, the ADSC Board. The Committee has complete and absolute authority to interpret any provision of the Plan and, in its sole discretion, decide all questions and issues arising under the Plan including, without limitation, questions of fact, eligibility to participate in the Plan, and the amount of benefits, if any, due under the Plan. Decisions of the Committee are final and binding upon all parties. Additional information about the Plan is available by contacting:

Executive Deferred Compensation Plan Committee

c/o Vice President, Compensation

Alliance Data Systems

17655 Waterview Parkway

Dallas, TX 75252

10.2 Claims Procedure. In the event a Participant or beneficiary has a dispute concerning his or her benefit, the claim for the benefit shall first be submitted in writing to the Senior Director, Compensation, of Alliance. In the event that the Senior Director, Compensation, does not provide a response satisfactory to the Participant within ninety (90) days after receipt of the claim, the Participant or named beneficiary may submit the claim in writing, within sixty (60) days thereafter to the Committee, whose decision regarding the claim shall be final and binding on each Participant or person claiming under the Plan. The claimant shall be notified of the Committee’s decision within sixty (60) days, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than one hundred twenty (120) days after receipt of a request for review.

10.3 Participant Statements. A summary of the status of each Participant’s Account, reflecting Associate Contributions, the vested and unvested Company Contributions, and accrued interest, will be prepared and distributed annually.

ARTICLE XI — MISCELLANEOUS

11.1 Not a Contract of Employment. This Plan shall not be deemed to constitute a contract between an Employer and any Associate or other person, whether or not in the employ of an Employer. Nothing herein contained shall be deemed to give any Associate or other person, whether or not in the employ of an Employer any right to be retained in the employ of an Employer, nor to interfere with the right of an Employer to discharge any Associate at any time or to treat the Associate without any regard to the effect which such treatment might have upon said Associate as a participant of the Plan.

11.2 Non-Assignability. Except as may otherwise be required by law, no distribution or payment under the Plan to any Participant, named beneficiary, heirs and successors shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void. Nor shall any such distribution or payment be in any way subject to the debts, contracts, liabilities, engagements, or torts of any person entitled to such distribution or payment. If any Participant, named beneficiary, heir, or successor is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge any such distribution or payment, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment or may hold or cause to be held or applied such distribution or payment, or any part thereof, to or for the benefit of such Participant, named beneficiary, heir or successor in such manner as the Committee shall direct.

11.3 Savings Clause. If any provision of this instrument is finally held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

11.4 Governing Law. The provisions of the Plan shall be construed, administered and governed under applicable Federal law and the laws of the State of Delaware.

This amendment and restatement of the Alliance Data Systems Corporation Executive Deferred Compensation Plan is hereby adopted this 7th day of December, 2007, and is effective as of January 1, 2008.

ALLIANCE DATA SYSTEMS CORPORATION

By:	Dwayne H. Tucker
Title:	Executive Vice President, Human Resources